Exhibit 99.1
VIA PHARMACEUTICALS RECEIVES ANTICIPATED DEFICIENCY NOTICE FROM
NASDAQ
San Francisco, CA, September 28, 2009 — VIA Pharmaceuticals, Inc. (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular and metabolic disease, today announced that on September 23, 2009, it received a deficiency letter from The NASDAQ Stock Market notifying the Company of its failure to regain compliance with the board independence requirements, as set forth in Listing Rules 5605(b)(1) and 5605(c)(2)(A), respectively (the “Independence Rules”), and that the Company’s securities are, therefore, subject to delisting from The NASDAQ Capital Market. The Company had previously announced that due to the passing of Richard L. Anderson, who served as an independent director on the Company’s Board of Directors and as a member of the Audit Committee, Compensation Committee and Nominating and Governance Committee, the Company no longer complied with the Independence Rules. The Company was given until September 17, 2009 to regain compliance with these requirements. The Company will present its written views with respect to this deficiency to the NASDAQ Listing Qualifications Panel (the “Panel”) by September 30, 2009.
The Company has had a hearing with the Panel and presented its plan of compliance with respect to its failure to satisfy the Independence Rules, as well as its plan to satisfy NASDAQ’s minimum $2.5 million stockholders’ equity and $1.00 minimum bid price requirements for continued listing. The Company is awaiting a decision from the Panel. There can be no assurance that the Company will be able to achieve or sustain the requirements under the NASDAQ Listing Rules to insure that it will maintain its NASDAQ listing.
About VIA Pharmaceuticals, Inc.
VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular and metabolic disease. VIA’s lead candidate, VIA-2291, targets a significant unmet medical need: reducing inflammation in plaque, which is an underlying cause of atherosclerosis and its complications, including heart attack and stroke. In addition, VIA’s pipeline of drug candidates includes other compounds to address other underlying causes of cardiovascular disease: high cholesterol, diabetes and inflammation. For more information, visit: http://www.viapharmaceuticals.com.
Forward Looking Statements
This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to VIA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause VIA’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond VIA’s control and which could materially affect actual results, levels of activity, performance or achievements.

Factors that may cause actual results to differ materially from current expectations include, but are not limited to:
--	the results of our hearing with the NASDAQ Listing Qualifications Panel and our ability to comply with the NASDAQ rules for continued listing;

--	our ability to borrow additional amounts under the loan from Bay City Capital, which is subject to the discretion of Bay City Capital;

--	our ability to obtain necessary financing in the near term, including amounts necessary to repay the loan from Bay City Capital by the October 31, 2009 maturity date (or earlier if certain repayment acceleration provisions are triggered);

--	our ability to control our operating expenses;

--	our ability to comply with covenants included in the loan from Bay City Capital;

--	our ability to maintain the listing of our common stock on NASDAQ;

--	our ability to timely recruit and enroll patients in any future clinical trials;

--	our failure to obtain sufficient data from enrolled patients that can be used to evaluate VIA-2291, thereby impairing the validity or statistical significance of our clinical trials;

--	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

--	complexities in designing and implementing cardiometabolic clinical trials using surrogate endpoints in Phase 1 and Phase 2 clinical trials which may differ from the ultimate endpoints required for registration of a candidate drug;

--	the results of our clinical trials, including without limitation, with respect to the safety and efficacy of VIA-2291;

--	if the results of the ACS and CEA studies, upon further review and analysis, are revised, interpreted differently by regulatory authorities or negated by later stage clinical trials;

--	our ability to obtain necessary FDA approvals, including to initiate future clinical trials of VIA-2291;

--	our ability to successfully commercialize VIA-2291;

--	our ability to identify potential clinical candidates from the family of DGAT1 compounds licensed and move them into preclinical development;

--	our ability to obtain and protect our intellectual property related to our product candidates;

--	our potential for future growth and the development of our product pipeline, including the THR beta agonist candidate and the other compounds licensed from Roche;

--	our ability to obtain strategic opportunities to partner and collaborate with large biotechnology or pharmaceutical companies to further develop VIA-2291;

--	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

--	general economic and business conditions; and

--	the other risks described under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as supplemented by the risks described under Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, each on file with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and VIA undertakes no obligation to update publicly any of these statements in light of new information or future events.

Contact Information:
VIA Pharmaceuticals, Inc.
James G. Stewart
Senior Vice President and Chief Financial Officer
415-283-2204
###